UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2005

EMC CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	1-9853	No. 04-2680009
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

176 South Street, Hopkinton, MA	01748
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (508) 435-1000

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In July 2005, the Compensation Committee (the “Committee”) of the board of directors of EMC Corporation (“EMC”) approved in principle a long term incentive program for certain senior executives of EMC (the “Executive LTIP”). The program is comprised of equity awards intended to drive performance and promote retention, while also being cost efficient.

On December 5, 2005, the Committee awarded an aggregate of 5,875,000 performance shares under EMC’s 2003 Stock Plan (the “Plan”) to certain senior executives. 4,700,000 of these performance shares are referred to as Target Shares, and 1,175,000 of these performance shares are referred to as Overachievement Shares.

The performance shares awarded in December will vest in the event that a three-year cumulative earnings per share target (the “EPS Goal”) approved by the Committee has been met. The Committee expects to determine whether the EPS Goal has been met or exceeded, in full or in part, in January 2009. If earnings per share equal or exceed (i) 90.9% of the EPS Goal, 50% of the Target Shares will vest, (ii) 94.2% of the EPS Goal, 75% of the Target Shares will vest or (iii) 100% of the EPS Goal, 100% of the Target Shares will vest. If earnings per share equal or exceed 106% of the EPS Goal and the holder is continuously employed by EMC through a specified date in January 2010, the Overachievement Shares will also vest. If the targets and conditions set forth above are not achieved, the performance shares awarded in December will be forfeited.

EMC intends for compensation realized upon the vesting of the performance shares to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

On December 5, 2005, the Committee also awarded an aggregate of 1,200,000 shares of restricted stock to certain executive officers. These shares will vest on the fifth anniversary of the date of grant, but may vest on an accelerated basis if certain earnings per share targets are met at specified times prior to such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC CORPORATION

By:	/s/ Paul T. Dacier
Paul T. Dacier Senior Vice President and General Counsel

Date: December 8, 2005